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             		SECURITIES AND EXCHANGE COMMISSION

                  			Washington, D.C. 20549

		          Quarterly Report under Section 13 or 15(d)
        			   of the Securities Exchange Act of 1934


For Quarter Ended               September 30, 1998

Commission File Number	 0-24906


Larchdale Ownership Company, Ltd.
(Exact name of registrant as specified in its charter)

California               	              	 	95-3932760
(State or other jurisdiction of 		(I.R.S. Employer
 corporation or organization)		Identification No.)

6355 Topanga Canyon Blvd., #428,
Woodland Hills, CA 91367
(Address of Principal executive offices)

(818) 346-0509
(Registrant's telephone number)




Indicate by check mark whether the registrant (1)
has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act
of 1934 during the preceding 12 months(or for such
shorter period that the registrant was required to
file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   Yes  X   No








			LARCHDALE OWNERSHIP COMPANY, LTD.
			(A California Limited Partnership)



									Page Number

Part 	I -	Financial Information

		Balance Sheets Sept 30, 1998 (Unaudited)
		and December 31, 1997				                     	3


		Statement of Operations and Computation
		of Net Loss per Partnership Interest
		(Unaudited) for the Nine Months ended
		Sept 30, 1998 and 1997				                    	4

		Statement of Cash Flows (Unaudited)
		for the Nine Months Ended
		Sept 30, 1998 and 1997	 			                   	5

		Notes to Unaudited Financial Statements      		6

		Management's Discussion and Analysis of
		Financial Condition and Results of Operations  7

Part 	II -	Other Information					              	10















		 	LARCHDALE OWNERSHIP COMPANY, LTD.
			(A California Limited Partnership)

	  			   Balance Sheets
	    Sept 30, 1998 (Unaudited) and December 31, 1997

                             		  					Sept 30, 	December 31,
							                                   1998       1997
ASSETS

PROPERTY AT COST
  Land						                        	$ 1,679,198	$ 1,679,198
  Buildings and improvements			       11,949,710	 11,949,710
  Furniture and fixtures	    	           410,845     410,845
					                            	__________________________
	 					 	                             14,039,753	 14,039,753

  Less accumulated depreciation  			   9,716,552   9,218,993
					                            	__________________________
		  				  	                            4,323,201   4,820,760

CASH						     	                          45,486      30,642

LOAN FEES -
  net of accumulated amortization of
  $57,404 at Sept 30, 1998 and
  $30,213 at December 31, 1997			        305,149      332,340

PREPAID EXPENSES AND OTHER ASSETS        269,817      286,223
					                                 		_____________________
						                              	$ 4,943,653 	$ 5,469,965

			LIABILITIES AND PARTNERS' CAPITAL

NOTE PAYABLE				                    $ 13,827,877 	$13,916,575

ACCTS PAYABLE-ACCRUED EXPENSES     	     672,177      639,962

ADVANCE DUE TO AFFILIATE                  80,000

TENANT SECURITY DEPOSITS    	     		     122,748      106,265

PARTNERS' CAPITAL (DEFICIT)	  	      	(9,759,149)	 (9,192,837)
					                            	___________________________
					 	                             	$ 4,943,653 	$ 5,469,965

						-3-
			LARCHDALE OWNERSHIP COMPANY, LTD.
			(A California Limited Partnership)

				Statement of Operations
					(Unaudited)

                           	     	 	  				Nine Months Ended
		   					                              Sept 30,   	Sept 30,
							                                  	1998     	   1997

REVENUES
  Rental Income					                   $2,263,338 $2,350,783
  Other Income					                        71,488     89,837
						                            	_________________________
	                               					   2,334,826  2,440,620


EXPENSES
  Interest						                          854,936    939,001
  Depreciation and amortization			        524,751    581,655
	Repairs and maintenance		      	         428,694  1,324,740
	Utilities				   	                        334,018    261,522
	Salaries and related expenses		          243,832    278,313
	Management and administrative fee	       140,975    144,583
	Property taxes				                       234,967    151,380
	Professional services			                  50,957     40,709
	Insurance					                            53,035     59,757
	Administrative costs				                  21,825     39,821
	Advertising and promotion		  	            12,398     14,945
 Licenses and fees                            750     26,470
						                                 	____________________
							                                 2,901,138 	3,862,896

NET LOSS before gain on debt discount	   (566,312)(1,422,276)

Gain on debt discount	           	 			             1,265,414
						                            	_________________________
NET INCOME (LOSS)				                 $ (566,312)  $(156,862)

Net income (loss) per weighted number of
  limited partnership interests outstanding
  (35,371 at Sept 30, 1998 and 1997)	 		$    (16) $       (4)



						-4-


			LARCHDALE OWNERSHIP COMPANY, LTD.
			(A California Limited Partnership)

				Statement of Cash Flows
					(Unaudited)


                                   								  Nine Months Ended
  		       					                                  Sept 30,
      							                               1998     	   1997


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss from operations		  	         	$ (566,312) 	$ (156,862)
  Adjustments to reconcile net loss to
    net cash provided (used) by operating
    activities:
    Depreciation and amortization			        524,751      581,655
    (Increase) decrease in:
    Prepaid expenses and other assets	       16,406     (244,885)
    Increase (decrease) in:
    Accts payable and accrued expenses	      32,214      165,418
    Accrued interest to affiliate	          	    			    (379,618)
					                                    			____________________
      Net cash provided (used) by
        operating activities			 	             7,059      (34,292)


CASH FLOWS FROM FINANCING ACTIVITIES
	Increase (decrease) in note payable 	      (88,698)     770,688
 Increase (decrease) to affiliate            80,000     (664,596)
 Increase (decrease) in tenant sec. deps.	   16,483       25,098
   							                                 	____________________
 Net cash provided (used) by   	    		        7,785  	   131,190
 financing activities
    Net increase (decrease) in cash	 	       14,844       96,898
Cash beginning of year			      	             30,642	      18,044
							                                    	____________________
Cash at end of period			              	  $   45,486  	$  114,942




						-5-
			LARCHDALE OWNERSHIP COMPANY, LTD.
			(A California Limited Partnership)

		NOTES TO UNAUDITED FINANCIAL STATEMENTS



NOTE 1 - FINANCIAL STATEMENTS

The balance sheet as of Sept 30, 1998, the statement of operations for the nine months ended Sept 30, 1998 and 1997, and the statement of cash flows for the nine month periods then ended have been prepared by the partnership without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position at Sept 30, 1998, and for all periods presented, have been made.

NOTE 2 - INCOME TAXES

The net loss reported for financial reporting purposes is different from that reported for tax purposes, for the nine months ended Sept 30, 1998, as shown below:

	Net loss for financial statements
	reporting purposes			                       			$ 566,312

	Tax depreciation difference				                 (129,936)

                                       									_________
	Net loss for income tax reporting purposes  		$  436,376















						-6-
		Management's Discussion and Analysis of Financial
			Condition and Results of Operation


Liquidity and Capital Resources

The Partnership's primary source of liquidity has been funds from operations, proceeds from the initial capitalization, and the exercise of warrants in 1986 and 1987. With the completion of the 1987 warrant offering, the Partnership is fully capitalized. Future capital requirements are expected to be primarily provided by operations.

On November 10, 1986, the Partnership obtained a new loan of $12,750,000 from an institutional third-party lender. The note bears interest at a variable rate of 225 basis points over the 11th District Federal Home Loan Bank cost of funds, with a floor of 10%.

In May 1992, the Partnership completed a modification of the payment terms of the loan for a one year period commencing with the payment due January 1, 1992. Under the terms of the modification, monthly interest only payments were made at the reduced rate of 5%, with the difference between interest at the full rate and the reduced payment rate added to the principal amount of the loan. In addition, payments for property taxes were impounded by the lender on a monthly basis. After the end of the modification period, the partnership made partial monthly payments until April 6, 1993 when payment in full of past due amounts was made and the loan reverted to its unmodified terms.

In May 1994, the Partnership completed a second modification of the loan payment terms for a one year period commencing on November 1, 1993. Under the terms of the second modification, monthly interest only payments were paid at the reduced rate of 9%, with the difference between interest at the full rate of 10% and the reduced payment rate added to the principal amount of the loan. In addition, payments for property taxes were impounded by the lender on a monthly basis. In March 1995, the modification was extended for a one year period commencing on November 1, 1994.

Starting with the payment due on November 1, 1995, the modification expired and monthly payments at the full rate of 10% per annum plus principal amortization were required under the original terms of the note. However, the lender continued to bill the Partnership under the terms of the modification and the Partnership paid the amounts as billed. The Partnership contacted the lender in September 1996 to initiate negotiations to resolve the billing disparity which had accumulated to $281,000 and the problems of the property taxes due starting in September 1996 and the deferred maintenance of the property. In November 1996, the Partnership and the lender entered into a forbearance agreement under which the Partnership agreed to make full monthly payments of $124,031 beginning November 1, 1996 and the lender agreed to forestall any foreclosure proceedings while negotiations continued.

In December 1996, the lender agreed to accept $11,800,000 as payment in full on its loan under the conditions, among others, that payment be received before April 15, 1997, that the property taxes be paid, and that the loan be purchased by a third party independent of the Partnership. The purchase price was reduced by the principal portion of the monthly payments made from January 1, 1997 through the purchase date. The property taxes were paid by the Partnership in December 1996.

On February 28, 1997, the Partnership completed the refinancing of the property and paid off the existing loan which had a balance at closing of $13,245,725 with a cash payment of $11,767,496 for a gain of $1,481,229. The Partnership paid a fee of $50,000 to a third party to purchase the existing loan from the lender and subsequently sell the loan to the Partnership and a fee of $25,213 to a consultant for assistance in making the initial contact with the appropriate lender representative. In addition, the partnership paid a fee of $140,602 to the general partner, LMH Realty, Inc., equal to 10% of the net gain of $1,406,016 for success in the negotiating of the loan discount and arranging the third party purchase of the loan. The
Partnership will recognize the remaining gain of $1,265,414 in 1997.

The loan was purchased and the refinancing completed with funds from a new loan to the Partnership of $14,000,000 at 8.20% per annum maturing on March 1, 2007 with monthly principal and interest payments of $104,686. The Partnership paid fees to the lender and loan broker of $280,000, loan costs, title insurance, transfer taxes and recording fees of $50,996, and estimated legal fees of $25,000. The new loan provided for reserves for the initial two monthly payments, property taxes and insurance. In addition, the new lender held a reserve of $493,000 for deferred property maintenance items. After the payment of $11,767,496 to the prior lender, the Partnership received net proceeds from the refinancing of $1,316,015.

In September 1997, the Partnership completed the pay off of advances due to an affiliate of the general partner of $664,596 plus accrued interest of $430,295.

As of the date of this Report, the Partnership does not foresee any trends, demands, commitments, events, or uncertainties which are reasonably likely to result in a material increase or decrease in the Partnership's liquidity.

						-8-
Results of Operations

Rental income decreased by $105,794, or 4.3%, to $2,334,826 in the first nine months of 1998 compared with $2,440,620 in the comparable quarter of 1997. This decrease was caused by several factors, including lower occupancy related to a change in terms of tenancy wherein all tenants are now responsible for an allocation of gas utility costs.

Another factor in the decreased rental revenue was the disruption to the property caused by the County's widening of the street leading to the property. This street improvement, which was completed in February 1998, will be a benefit in the long run by improving access to the property with the installation of a traffic signal and greater visibility for the property signage.

Rental delinquencies increased starting in the third quarter of 1997 as a result of a slowdown by the County Sheriff in processing evictions in the entire area which also had a negative impact on rental revenue. The Sheriff has caught up on the backlog and evictions in March 1998 are now processed on the normal timetable. Rental delinquencies have started to decline in 1998.

A substantial increase in billing for water consumption has more than offset the savings in gas utility costs. The water billings are currently being contested with the utility company.
The utility expense for the period reflects the full amount billed by the water utility company.

In 1995, the county enacted a solid waste service charge on property tax bills. However the county did not bill the charge for 1996, 1997, and 1998 until May 1998. The property tax expense reflects this three year charge of $81,530 that was paid in July 1998. An affiliate of the general partner advanced $80,000 to the Partnership to provide the funds for payment of these property tax bills.

Interest expense declined in 1998 from 1997 as a result of the lower interest rate on the partnership's new financing which was obtained on February 28, 1997 and the payment of the advances due to an affiliate of the general partner in September 1997. Amortization expense includes the expense of writing off the remaining balance of loan fees originating from the partnership's prior financing.

As a part of the financing, funds were provided for the rehabilitation of the property. Work was initiated on this project during the second quarter of 1997, including street, driveway, and parking lot pavement, additional parking spaces, concrete and brick repairs, hallway carpeting and painting, and gutter and downspout repairs. This phase of the property rehabilitation was substantially completed by the end of 1997.







						-9-
Part II

Other Information




Item 1 -	Legal Proceedings
		Not Applicable

Item 2 -	Change in Securities
		Not Applicable

Item 3 -	Default Upon Senior Securities
		Not Applicable

Item 4 -	Submission of Matters to a Vote of Security Holders
		Not Applicable

Item 5 -	Other Information
		Not Applicable

Item 6 -	Exhibits and Reports on Form 8-K
		Not Applicable




















						-10-

SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.





		LARCHDALE OWNERSHIP COMPANY, LTD.



		By:
		    L. Mark Hammerschmitt, President
		    LMH Realty, Inc.
		    Managing General Partner






     Pursuant to the requirements of the Securities Exchange
Act of 1934, this Report has been signed below by the following person on behalf of the Partnership in the capacity and on the date indicated.




Signature	   				                     	Title        	   Date



L. Mark Hammerschmitt, President     	Managing    Nov 5, 1998
LMH Realty, Inc.		               	General Partner





						-11-


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